Exhibit 1A-11.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use, in this Offering Circular on Form 1-A of our independent auditor’s report dated June 8, 2025, with respect to the audited balance sheet of FIRSTVITALS, INC. as of December 31, 2024, and the related statements of operations, changes in stockholders’ deficit, and cash flows for the period from inception to December 31, 2024, and the related notes to the financial statements.

Very truly yours,

Assurance Dimensions

/s/ Assurance Dimensions

Tampa, Florida

July 21, 2025